Exhibit 21.1

Leaping Group Co., Ltd.

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Yuezhong International Co., Ltd.	British Virgin Islands

Yuezhong Media Co., Limited	Hong Kong

Yuezhong (Shenyang) Technology Co., Ltd.	People’s Republic of China

Leaping Media Group Co., Ltd.	People’s Republic of China

Yuezhong (Beijing) Film Co., Ltd.	People’s Republic of China

Yuezhong Media (Dalian) Co., Ltd.	People’s Republic of China

Shenyang Tianniu Media Co., Ltd.	People’s Republic of China

Shenyang Xiagong Hotel Management Co., Ltd.	People’s Republic of China

Harbin Yuechuzhong Media Co., Ltd.	People’s Republic of China

Horgos Xinyuezhong Film Media Co., Ltd.	People’s Republic of China